Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2018

July 19, 2018  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Senior Vice President, Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Mark Dwelle	RBC Capital Markets LLC
Randy Binner	B. Riley FBR, Inc.

RLI CORP.

Moderator: Aaron Jacoby

July 19, 2018

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. second-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby: Thank you. Good morning to everyone. Welcome to the RLI earnings call for the second quarter of 2018.

Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Senior Vice President, and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown: Thanks, Aaron and good morning everyone.

Last night, we reported second quarter operating earnings of $0.60 per share. The 93 combined ratio, coupled with improving investment income and lower income taxes resulted from tax reform, contributed to the operating results.

On the loss side of the equation, $5.5 million in net catastrophe losses related to volcanic activity in Hawaii were more than offset by $12 million of net favorable reserve releases spread across each segment. Specifically, underwriting margins were solid across the portfolio with combined ratios of 98 in casualty, a 90 in property, despite the lava of losses, and a 74 in surety.

From a top line perspective, gross written premium continued to grow at a strong pace, up 12% in the quarter, consistent with the sequential increases reported in the previous two quarters. Casualty grew 12% on the strength of products such as D&O, transportation, excess umbrella as well as our newer surplus lines products. Property is up 16%, driven by Marine and our catastrophe surplus lines. Surety’s growth of 7% was notable after several quarters of modest declines and extended across each subproduct.

Complementing this underwriting performance, investment income was up a strong 10% compared to the second quarter of 2017, marking the fifth consecutive quarter of growth in investment income. A larger investment asset base, as well as higher yields, led to the increase in investment income. Earnings in our equity investees, Maui Jim and Prime Holdings, were also up slightly from the second quarter of 2017. The effective tax rate was 16% for the quarter, benefiting from tax reform. This contributed roughly $0.06 per share in operating earnings when compared to second quarter 2017. In May 2018, we increased our quarterly ordinary dividend to $0.22 per share, representing our 43rd consecutive year of paying and increasing regular dividends.

Our overall business fundamentals and operating income remained strong in the second quarter. Minus some modest investment portfolio returns, book value rose to $19.17 per share in the quarter, inclusive of dividends paid. And with that, I'll turn the call over to Craig. Craig? Thanks.

Craig Kliethermes: Thank you, Tom. Good morning, everyone. Overall, a very solid quarter. We were able to keep up the momentum on the top line, growing 12% for the quarter and year-to-date. The momentum has been a direct result of our talented associates investing in established and new relationships, differentiating service to our chosen niche markets and long-term consistency of our specialty underwriting appetite. Our growth has come across most of the products in our diversified portfolio. Newer products account for a little more than 10% of top line premium, and these same products have driven about 40% of the premium growth for the first half of this year. Although we view top line growth as important over a cycle, what drives us is our relentless pursuit of underwriting profit. The health of our overall portfolio and our willingness to quickly address any underperforming business gives us the confidence to grow in what is still a challenging overall market. As Tom noted earlier, we were able to deliver premium growth while delivering positive underwriting results across all three reporting segments for the quarter and year-to-date. I will give a little more detail by segment.

In Casualty, we grew 12% for the quarter and 11% year-to-date, while delivering a combined ratio of 98 over both time frames. Rates continue to be up double digits in all wheels-related exposures. We also saw a little positive movement in our executive products and excess liability businesses, a hopeful sign that the market is responding rationally to  underwriting results and underlying loss cost trends. The market is still very competitive in the workers' compensation and medical professional liability sectors, but fortunately, these are smaller businesses for us. We realized double-digit growth rates in our established transportation and executive products businesses. Our excess liability business continues to grow at high single digit rates, with nearly half of the growth coming from rate and the remaining from expanding relationships and an improved economy. At the same time, we continue to get premium growth from our Prime partnership and newer Casualty products as they gain scale. Recall, as I have mentioned in past quarters, we take a prudent approach to new and growing businesses when it comes to booking their loss ratios and evaluating the appropriateness of the overall loss reserve levels. We monitor these businesses as they grow to make sure loss experience stays in line with expectations and adjust when necessary.

In Property, we continue to see growth across all major products. We were able to deliver a 16% growth while reporting a 90 combined ratio for the quarter. We were profitable in all the major products with the exception of our Hawaii Homeowners business, which suffered the effects of the Kilauea volcano. We have had over 2 dozen insureds impacted by the resulting lava flow, which has resulted in about $6.5 million of estimated loss. Since lava flow is a relatively slow-moving catastrophe, we were able to get out to our insureds in advance of their loss, helping them evacuate by providing additional living expenses and taking record of their property so as to expedite the claim process. Our insureds and producers have expressed gratitude for our responsiveness and physical presence in a time of great need. Rates across our E&S catastrophe business are beginning to soften again, but we are still seeing more new business than in recent past. Our top line growth rates are slowing a bit, but we are still finding opportunities where we can fill a void and where scale is important to us.

Our Surety segment grew 7% for the quarter, rebounding nicely from a slow first quarter. They reported a very good 74 combined ratio. This brings overall Surety growth for the year to 3% while delivering just under a 70 combined ratio. We attribute the great underwriting results to a willingness to stay disciplined in what remains a very competitive market. We have been able to achieve growth in all of the four major products in this segment as of midyear and have achieved good underwriting results across the board. The top line premium grew as a result of stronger construction market and more dedicated sales efforts. We expect our growth to continue to be choppy as we are willing to walk away from business if it helps us avoid the big mistakes that can occur in the Surety market.

Overall, a good quarter and half year. We look to continue to build on our momentum. We have great people, deep relationships and a relentless focus on servicing our distribution partners and insureds. Our strong underwriting culture is the foundation of our success, and our diversified portfolio of profitable products give us a better chance to succeed across all markets. I want to thank all of the RLI associates for delivering to our insureds and our shareholders again this quarter. You are truly different, and different works. I'll turn it back to Aaron, who I think will open it up for questions.

Aaron Jacoby: Thanks, Craig. Yes, we can now open the call up to questions.

Operator: [Operator Instructions] And our first question will come from Randy Binner with B. Riley FBR.

Randy Binner: I just had a few, I guess, first -- just on the Maui Jim, it looked better than expected. Was there anything unusual with the performance there or anything one-time in nature?

Tom Brown: Randy, it's Tom Brown. No, nothing that would jump out at you that's unusual in nature this quarter, just kind of continued sustained growth.

Randy Binner: Yes, sustained growth, but I think that's maybe the best quarter you've ever had with them. Is that right?

Tom Brown: Well, I mean, it's been good. I think it continues to grow at a steady pace. I don't know if I know offhand if it's the best one ever.

Randy Binner: Okay. But that's just good steady growth. And then on -- I mean, Craig, you got to it on some of the top line, but it seems like the wheels risk is leading the top line growth in casualty. And is that -- I guess, how sustainable is that? It seems like you've been -- and maybe help me remember this, but maybe it's three quarters now where it seems like folks have been leaving certain risks and you all have been taking those risks on at much higher rates. Is that coming to a close? Or is that going to be somewhat of an ongoing opportunity for you in the rest of the year?

Craig Kliethermes: Well, Randy, I don't want to speak too far into the future, but we're working on July renewals now. And I mean, we haven't seen a slowdown as of that short time period. I mean, people are still exiting. We view that as an opportunity in the spaces that we play. We're not really entering spaces that we aren't comfortable -- or we aren't entering any spaces we're not comfortable with or don't have expertise. But we've seen people retract from the truck, public and some of the specialized commercial auto spaces, and we've been able to fill that void. These are not new businesses for us. These are businesses we've been in for over 20 years, and we have the people that we're pretty comfortable know how to make money and what the right rate level is in that space. So we're hoping that opportunity continues. Disruption creates opportunity for us generally as long as we have footholds in those spaces, and we do there. So I mean, we're hoping the opportunity continues for a while.

Randy Binner: Okay, great. And then just on Surety, just a little detail question. But the expense ratio has been around a little bit higher versus what we expected. And I think it's just somewhat a function, too, of the top line being conservative. But is there -- outside just amortizing fixed costs against some of the lower premium base, is there anything going on with expenses in the  surety segment?

Tom Brown: Randy, it's Tom. Yes, there are a couple of things. I mean, it is a mix if you see some of the growth in those subproducts, it's maybe skewed a bit to those with a higher acquisition cost. But I think equally important, we have made some rather significant investments in technology, particularly on transactional side of that business, which is largely the miscellaneous surety, to improve our ease of doing business with the customer. That started coming online and it's starting to be amortized into the expense ratio, but that's all positive.

Randy Binner: So is that like giving brokers the opportunity to buy in easily on their phone or something like that? Is that what you mean just for small miscellaneous bonds?

Craig Kliethermes: Well, we've invested pretty heavily not so much in mobile technology as of yet because we don't think our producers are quite -- they're not clamoring for that right now. But certainly, new portals and things like that to make it easier to access information from us and also create awareness of the other products that we have in our portfolio.

Operator: We'll now take a question from Arash Soleimani with KBW.

Arash Soleimani: Looking at the casualty segment, how would you bifurcate the growth this quarter in terms of rate versus exposure unit growth?

Craig Kliethermes: Arash, this is Craig. I mean, the ones -- the products that are growing the fastest are getting a fair amount of rate. Auto is getting rate. Excess liability is getting rate. D&O space, directors and officers, is getting rate. So each product stands on its own. If we just pick on auto, about half is rate driven.

Arash Soleimani: Okay. And just with the growth that you've had, obviously, this was the third quarter in a row, as you mentioned, with double-digit growth. To what extent does that change how you guys would look at the potential for a special dividend? Does it make it a bit less likely since there is more growth opportunity now? Or does it not really change how you think about that?

Jon Michael: No, we'll look at that. We continue to look at that, as we always do. If we can use the capital, we'd rather use it. If not, we'll give it back. So I don't -- maybe on the margin, it makes a difference, but not much.

Arash Soleimani: Okay. And can you talk a little bit more about the Surety growth since that's -- this was kind of a pop from past quarters?

Craig Kliethermes: Sure. I mean, the Surety growth, as I said, came across all the segments. I mean, some of it is growing current relationships. A lot of it is really growing current relationships. So not really building new relationships. It's really tough to add new business per se. But we have grown lines with individual customers that we already have relationships with. And then some is, particularly on the contract surety side, is the pickup on the bids in the construction market. So that's been an opportunity for us. So -- and on the, I'll say, on the miscellaneous side, we did -- we made some efforts to try to separate our underwriting and sales force and get our sales force more dedicated and focused on marketing and sales. And that's helped a lot, too.

Arash Soleimani: Okay. And was there anything notable about why those things all, I guess, were happening this quarter? Because it looks like 2Q '18's growth was the fastest since even 1Q '16, it looks like.

Craig Kliethermes: Well, it isn't. We just started the process. It takes time for the fruits of your labor. And it's still going to be choppy because our -- I mean, it really depends on the accounts that our underwriters see at that given time. If it was all new business next quarter and it's not expanding relationships or it's not as well priced or as good a credit quality, I mean, there's the potential that we'd be down next quarter. So I wouldn't necessarily -- I mean, it's going to be choppy, as I said, in my opening remarks.

Arash Soleimani: Okay. And just my last question on the expense ratio within Casualty. Is just the year-over-year increase there driven by the new products and investments around those?

Tom Brown: Arash, I think you got it there. With the recent addition of products over the 1.5 years to 2 years, there's a lot of --fair amount of start-up with -- premium is growing, as Craig mentioned in his comments, but it takes some time to kind of cover that fixed cost, if you will, in addition to the ongoing variable cost.

Craig Kliethermes: And I think we've also invested more in technology, and that space as well. The surety, in particular, the personal lines space, we've been really investing more in the technology side as well.

Operator: We'll now take a question from Jeff Schmitt with William Blair.

Jeff Schmitt: Looking at the Casualty underlying loss ratio, so ex-CAT and development, it looks to be up about every quarter for the last probably two years, continue to go up in the quarter, looks to be around 120 basis points. And we've talked about this in the past, but could you maybe elaborate on the trends you're seeing there beyond -- I know you've said that new products or newer products have some higher underlying losses, but can you talk about some of the underlying trends there that you're seeing?

Craig Kliethermes: Sure. When you referred to it going up, at first, I thought you were referring to reserve development but – or favorable development. You were actually referring to underlying loss ratio. So I'll answer the question of loss ratio as that's the question. So I mean, a lot of that is driven by new products. When we go into new products, we want to -- we're hoping that the approach we take is a conservative one. But you don't have a lot of past loss experience. So -- and then we also have products like transportation that are growing. And I mean, we definitely want to take a cautious approach to that one. We've had a little bit of some activity in prior years in the past and we want to make sure that we've got our arms around that as we're growing that. So I mean, you'll find that's always been our approach to, I won't say rapidly, but more faster-growing products. And at the same time, I do think we have seen -- certainly, it started with auto, an increase in loss cost -- underlying loss cost inflation. And we're going to be a little more cautious on our underlying loss cost trends we've put into our assumptions in regards to booking ratio. So I would say overall, we've probably taken our casualty underlying loss cost assumptions up one or two points over the last 18 months. And that's pretty much across the board in Casualty. So hopefully, that's a cautious approach. Hopefully, that won't materialize. But we certainly saw a little bit of that in auto. So we'd rather err on that side of the equation, I think.

Jeff Schmitt: Are you seeing any change in the legal environment in particular?

Craig Kliethermes: What we've seen -- certainly, we've seen what we would perceive as an increase in social inflation toward trends, things like that. I mean, you've got -- I mean, you guys read about them, but funded litigation. I think the standard of care for professionals continues to rise. And when I say professionals, not just medical professionals. It could be architects, engineers, professional drivers, contractors, whatever. I think there's some been some run-up of medical bills. Obviously, distracted driving has an impact on the auto side. People live longer out of serious accidents, which obviously cost more to keep for their medical bills on an ongoing basis. And I think media coverage has certainly increased. The level of sensationalism and, to some extent, desensitizing to big numbers and big verdicts, it certainly has an impact as it continues to be portrayed in the media. And that creates an interest, I think, from the plaintiff bar to continue to drive -- to maybe have an unwillingness to settle and to go right through those courthouse steps and go in front of a jury. So I mean, certainly, those are all speculated. I have no hard data on that, I mean, other than we have anecdotal information from different claims or whatever, and it feels like there's more of that. But I have no hard evidence of that. But I certainly read, like you guys do, and other people are talking about it, too. So I have to think that there must be something to it.

Jeff Schmitt: Right, right. Yes, that one can be tough to kind of track. Hitting on commercial auto again, is that -- or the transportation book, is that running above 100% combined still? I mean, I know you've been taking rate for a while there.

Craig Kliethermes: I mean, I think we're booking it currently to about 100 combined. So you're not -- we're not really generating a lot of underwriting profit out of that product line for current accident years. And obviously, you guys know our model. Our underwriters really have no incentive to do that, unless they really believe it's better than that. So they certainly think it's better than that, but we're going to take that -- a more cautious approach to where we're at with that product, given the growth, even though half of it's rate.

Jeff Schmitt: Do you have a target for where you think that could go or...

Craig Kliethermes: No. I mean, we don't target any of our products. Obviously, we want people to take advantage of the opportunities that are presented. We also want them to retrench if there's no opportunity and they can't write stuff at an underwriting profit.

Operator: [Operator Instructions] We'll go next to Mark Dwelle with RBC Capital Markets.

Mark Dwelle: You've already covered a lot of the topics, but can we talk a little bit more about the volcano losses?  Thanks for the stuff you shared. I guess, based on the total claims, are you into a reinsurance layer on this now, such that if there's additional – any additional losses, they'll be -- they'll primarily be covered by reinsurance at this point?

Craig Kliethermes: Actually, reinsurance is an interesting concept for this because as I mentioned, it's a slow-moving catastrophe. So most catastrophe treaties that I'm aware of have an hours clause. So those losses can only be accumulated through losses that have occurred within 128 hours or 172 hours, whatever the time frame may be. So I mean, these have accumulated over 2 months. So there really is no CAT reinsurance that would be available, unless it would be like a complete volcanic eruption that losses occurred all within like 1 or 2 or, let's say, 7 days. So – but we have -- but that being said, I mean, we manage our exposures just like we do with earthquake and wind. And we look for aggregations and spread of risk. Realize that we have less than 3% market share in Hawaii and out of this lava flow and the direction of lava flow that where things are headed today, and we really only have one more house that is actually in, I'll call it, in the way of lava flow. As of right now, the lava is flowing around it like a wishbone but into the sea. So we may or may not have that loss. Now other fissures could erupt on other parts of the island. I would like to add one little thing on this because I mentioned media sensationalism or media coverage before. So I don't know if people know this, but based on media coverage, you would not know this, but literally, the affected area on the Hawaiian island is 0.3% of the square miles of that island. Now based on TV you're watching, you would never assume that it was 0.3%, maybe like 30%. So I just would point that out, that this is actually a small area on the Hawaiian island, the big island. Although I'm not saying that to demean the people that have actually had losses because there are real losses on that island. I think over 700 homes have burned, and we're doing the best we can to make sure our insureds are taken care of. And I think we've done a really good job being on site. We have a person who actually lives on the island, and we actually sent someone from

Chicago already over there and we've written checks to -- for 40% of the amount we owe to the people that we think we owe, I guess.

Mark Dwelle: Okay. So the loss in the quarter was the full amount you owe, and they've been -- and you've paid losses with respect to 40% of the total, just to clarify that loss.

Craig Kliethermes: That's correct. We've -- and basically, we're waiting for them to actually spend the money to pay the rest. We know we're going to pay the rest. They just have to -- actually, the way the policy works, that they have to actually show us that they actually rebuilt the home or they bought a new home. And as soon as they show us that they're spending the money, we're more than happy to reimburse them. We actually prepaid them a lot of loss, basically additional living expense when they had to relocate.

Mark Dwelle: Now presumably they can't rebuild where the home was previously, right? They'll have to rebuild in some other location that's still covered?

Craig Kliethermes: I'm not a land development expert, so I can't really comment. But I'm guessing that, that will be difficult to rebuild on top of lava, not to mention the access to some of those places.

Mark Dwelle: Agreed. Do you have a sense of what the industry loss is with respect to that event or events unfolding?

Craig Kliethermes: I mean, I have no idea other than what I told you but I know our market share in Hawaii is a little less than 3%. I know some of the homes in the affected area are uninsured. I know some of the homes in the area are insured by excess and surplus lines writers, which we obviously are one excess surplus lines writer, but we write admitted in Hawaii. So our product covers fire following lava flow. Some of those excess policies may not, I don't know. So it may be hard to speculate what the total industry loss is. But from what I understand, over 700 homes have been lost.

Operator: If there are no further questions, I will now turn the conference back over to Mr. Jonathan Michael.

Jon Michael: Thank you all for joining us again. It was another good quarter. It's our third consecutive double-digit growth in premium, respectable 93 combined ratio in spite of the losses that we had from the volcano. Thanks again, and we'll talk to you next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID of 5535629. This concludes our conference for today. Thank you for participating, and have a nice day. All parties may now disconnect.

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